Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 Amendment No. 3 of (Know Lab, Inc. (formerly Visualant, Incorporated), of our report dated December 21, 2018 to the consolidated financial statements of Know Lab, Inc. as of September 30, 2018, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended September 30, 2018. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ SD Mayer and Associates, LLP

SD Mayer and Associates, LLP
San Francisco, CA
January 29, 2020